Exhibit 10.30

SECOND AMENDMENT

THIS SECOND AMENDMENT (this "Amendment") is made and entered into as of December 22nd 2015, by and between BRE/COH FL LLC, a Delaware limited liability company ("Landlord"), and KEMPHARM, INC., a Delaware corporation ("Tenant").

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated November 3, 2014, and that certain First Amendment dated April 21, 2015 (as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 4,639 rentable square feet (the "Existing Premises") described as Suites 102 Band 103 on the first floor of the building commonly known as Celebration Office Center II located at 1170 Celebration Boulevard, Celebration, Florida.

B.	The Lease will expire by its terms on June 30, 2018 (the "Existing Expiration Date"), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.

The parties wish to relocate the Premises (defined in the Lease) from the Existing Premises to the space containing approximately 10,772 rentable square feet described as Suites No. 103 & 104 on the first (1st) floor of the building commonly known as Celebration Office Center I located at 1180 Celebration Boulevard, Celebration, Florida and shown on Exhibit A attached hereto (the "Substitution Space"), on the following terms and conditions. Prior to the Substitution Effective Date (defined in Section 2.1 A below), all references in the Lease to the "Building" shall refer to Celebration Office Center II located at 1170 Celebration Boulevard, Celebration, Florida. From and after the Substitution Effective Date, all references in the Lease to the "Building" shall refer to Celebration Office Center I located at 1180 Celebration Boulevard, Celebration, Florida.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

l.          Extension. The term of the Lease is hereby extended through the last day of the 108th full calendar month beginning on or after the Substitution Effective Date (the "Extended Expiration Date"). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the "Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the "Extended Term".

2.	Substitution.

2.1.

Substitution Term. From and after the Substitution Effective Date (defined in Section 2.1.A below), the Premises shall be the Substitution Space, subject to the terms hereof (the "Substitution"). The term of the Lease for the Substitution Space (the "Substitution Term") shall commence on the Substitution Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date. From and after the Substitution Effective Date, the Substitution Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Substitution Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Substitution Space.

A.

Substitution Effective Date. As used herein, "Substitution Effective Date" means the earlier to occur of (i) the first date on which Tenant conducts business in the Substitution Space, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be March 1, 2016 (the "Target Substitution Effective Date"). The adjustment of the Substitution Effective Date and, accordingly, the postponement of Tenant's obligation to pay rent for the Substitution Space shall be Tenant's sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target Substitution Effective Date. Without limiting the foregoing, during any period that the

Substitution Effective Date is delayed, Tenant shall continue to pay rent for the Existing Premises in accordance with the terms of the Lease. [If the Substitution Effective Date is delayed, the expiration date under the Lease shall not be similarly extended.

B.

Confirmation Letter. At any time after the Substitution Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

2.2.

Existing Premises. Subject to the terms hereof, effective as of the Existing Premises Expiration Date (defined below), the term of the Lease shall expire with respect to the Existing Premises with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Existing Premises on the Existing Premises Expiration Date. As used herein, "Existing Premises Expiration Date" means the day prior to the Substitution Effective Date. Without limiting the foregoing:

A.	Tenant shall surrender the Existing Premises to Landlord in accordance with the terms of the Lease on or before the Existing Premises Expiration Date.

B.

Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Existing Premises for the period up to and including the Existing Premises Expiration Date, even though billings for such amounts may occur after the Existing Premises Expiration Date.

C.	Tenant's restoration obligations with respect to the Existing Premises shall be as set forth in the Lease.

D.

If Tenant fails to surrender any portion of the Existing Premises on or before the Existing Premises Expiration Date, Tenant's tenancy with respect to the Existing Premises shall be subject to Article 16 of the Lease. Notwithstanding the foregoing, Tenant shall have a grace period of up to seven (7) days from the Substitution Effective Date in which to complete the removal of Tenant's furniture, equipment and other personal property from the Existing Premises. Tenant shall not be required to pay Base Rent or Additional Rent for the Existing Premises during such seven (7) day grace period.

E.

Any other rights or obligations of Landlord or Tenant under the Lease relating to the Existing Premises that, in the absence of the Substitution, would have survived the expiration date of the Lease shall survive the Existing Premises Expiration Date.

3.	Base Rent.

3.1.	Substitution Space During Substitution Term. With respect to the Substitution Space during the Substitution Term, the schedule of Base Rent shall be as follows:

Period During Substitution Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Substitution Effective Date through last day of 12th full calendar month of Substitution Term	$23.75	$21,319.58
13th through 24th full calendar months of Substitution Term	$24.34	$21,849.21
25th through 361h full calendar months of Substitution Term	$24.95	$22,396.78
37th through 48th full calendar months of Substitution Term	$25.58	$22,962.31
49th through 60111 full calendar months of Substitution Term	$26.22	$23,536.82
61st through 72nd full calendar months of Substitution Term	$26.87	$24,120.30
73rd through 84th full calendar months of Substitution Term	$27.54	$24,721.74
85th through 96th full calendar months of Substitution Term	$28.23	$25,341.13
97th full calendar month of Substitution Term through last day of Substitution Term	$28.94	$25,978.47

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent for the Substitution Space shall be abated, in the amount of $21,319.58 per month, for the first six (6) full calendar months of the Substitution Term; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

4.

Additional Security Deposit. Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of $57,805.68, which shall be added to and become part of the Security Deposit held by Landlord pursuant to Section 21 of the Lease. Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $24,694.32 to $82,500. Effective as of the date hereof, Section 21.2 of the Lease is deleted and replaced with the following:

"Subject to the remaining terms of this Section 21. and provided that, during the 12 month period immediately preceding the effective date of any reduction of the Security Deposit. Tenant has timely paid all Rent and no default has occurred under this Lease beyond any applicable cure period (the "Security Reduction Conditions''), Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit amount will be: (i) $62,994.83 effective as of the first day of the 30'h full calendar month of the Substitution Term; (ii)

$43,489.66 effective as of the first day of the 42nd full calendar month of the Substitution Term; and (iii) $23,984.50 effective as of the first day of the 54th full calendar month of the Substitution Term. Notwithstanding anything to the contrary contained herein. if Tenant has been in default under this Lease at any time prior to the effective date of any reduction of the Security Deposit and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no right to reduce the amount of the Security Deposit as described herein. If Tenant is entitled to a reduction in the Security Deposit, Tenant shall provide Landlord with written notice requesting that the Security Deposit be reduced as provided above (the "Security Reduction Notice"). If Tenant provides Landlord with a Security Reduction Notice, and Tenant is entitled to reduce the Security Deposit as provided herein, Landlord shall refund the applicable portion of the Security Deposit to Tenant within 45 days after the later to occur of (a) Landlord's receipt of the Security Reduction Notice, or (b) the date upon which Tenant is entitled to a reduction in the Security Deposit as provided above. "

5.	Tenant's Share. With respect to the Substitution Space during the Substitution Term, Tenant's Share shall be 13.2362% (based upon a total of 81,383 rentable square feet in the Building).

6.

Expenses and Taxes for Substitution Space During Substitution Term. With respect to the Substitution Space during the Substitution Term, Tenant shall pay for Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Substitution Space during the Substitution Term, the Base Year for Expenses and Taxes shall be 2016. Notwithstanding any contrary provision hereof, Controllable Expenses (defined below) shall not increase after the Base Year by more than 5% per calendar year, as determined on a compounding and cumulative basis. By way of example and not of limitation, if Controllable Expenses for the Base Year are $10.00 per rentable square foot, then Controllable Expenses for the first calendar year after the Base Year shall not exceed $10.50 per rentable square foot; Controllable Expenses for the second calendar year after the Base Year shall not exceed $11.025 per rentable square foot; and so on. As used herein, "Controllable Expenses" means all Expenses other than (i) costs of utilities, (ii) insurance premiums and deductibles, (iii) capital expenditures required by changes in Law, and (iv) any market-wide cost increases resulting from extraordinary circumstances, including Force Majeure, boycotts, strikes, conservation surcharges, embargoes and shortages. For purposes of determining Controllable Expenses, any management fee shall be calculated without regard to any free rent, abated rent, or the like.

7.	Improvements to Substitution Space.

7.1.

Condition and Configuration of Substitution Space. Tenant acknowledges that it has inspected the Substitution Space and agrees to accept it in its existing condition and configuration, without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2.	Responsibility for Improvements to Substitution Space. Landlord shall perform the Tenant Improvement Work in accordance with the terms and conditions set forth in Exhibit B attached hereto.

8.

Representations. Tenant represents and warrants that, as of the date hereof and the Existing Premises Expiration Date: (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Existing Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Existing Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained.

9.	Extension Options.

9.1.

Grant of Option; Conditions. Subject to the terms herein, Tenant shall have the right to extend the Extended Term (the "First Extension Option") for one additional period of 5 years commencing on the day following the Extended Expiration Date and ending on the 5th anniversary of the Extended Expiration Date (the "First Extension Term"), and, if Tenant properly exercised the First Extension Option and the Extended Term was extended as a result thereof, Tenant shall also have the right to extend the Extended Term (the "Second Extension Option") for one additional period of 5 years commencing on the date following the last day of the First Extension Term and ending on the 5th anniversary of the last day of the First Extension Term (the "Second Extension Term"). Throughout the remainder of this provision, unless specifically provided otherwise, the First Extension Option and Second Extension Option are each referred to as an "Extension Option", and the First Extension Term and the Second Extension Term are each referred to as an "Extension Term".

It is agreed that Tenant may exercise an Extension Option only if:

A.

Not less than 9 and not more than 12 full calendar months before the applicable expiration date, Tenant delivers written notice to Landlord (the "Extension Notice") electing to exercise the Extension Option and stating Tenant's estimate of the Prevailing Market (defined in Section 9.5 below) rate for the Extension Term;

B.	Tenant is not in Default under the Lease beyond any applicable cure period when Tenant delivers the Extension Notice;

C.	No part of the Premises is sublet (other than to an Affiliate of Tenant) when Tenant delivers the Extension Notice ; and

D.	The Lease has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Extension Notice.

9.2.	Tem1s Applicable to Extension Term.

A.

During the Extension Term, (a) the initial Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot as of the commencement of the Extension Term and shall be subject to annual increases in accordance with the determination of Prevailing Market; and (b) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease. Except as otherwise expressly provided in this Amendment, the terms and conditions set forth in the Lease, as amended from time to time, shall apply during the Extension Tenn.

B.

During the Extension Term Tenant shall pay Tenant's Share of Expenses and Taxes for the Premises in accordance with the Lease. During the Extension Term the Base Year for Expenses and Taxes shall be the calendar year in which the Extension Term commences.

C.	Any free rent, construction allowance or similar concession may be part of the negotiations pertinent to determining the Prevailing Market with respect to the Extension Term.

9.3.	Procedure for Determining Prevailing Market.

A.

Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice ("Landlord's Binding Notice") accepting Tenant's estimate of the Prevailing Market rate for the Extension Term stated in the Extension Notice, or (ii) written notice ("Landlord's Rejection Notice") rejecting such estimate and stating Landlord's estimate of the Prevailing Market rate for the Extension Term. If Landlord gives Tenant a Landlord's Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord either (i) written notice ("Tenant's Binding Notice") accepting Landlord's estimate of the Prevailing Market rate for the Extension Term stated in such Landlord's Rejection Notice, or (ii) written notice ("Tenant's Rejection

Notice") rejecting such estimate. If Tenant gives Landlord a Tenant's Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate and terms for the Extension Tenn. If, within 30 days after delivery of a Tenant's Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate and terms, the provisions of Section 9.3.B below shall apply.

B.	Dispute Resolution Procedure.

I.

If, within 30 days after delivery of a Tenant's Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate and terms, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate and terms for the Extension Term (collectively, the "Estimates"). If the higher of such Estimates is not more than 105% of the lower of such Estimates, the Prevailing Market rate shall be deemed to be the average of the two Estimates. Otherwise, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate and terms for the Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous 10 years as a real estate appraiser working in Celebration/Orlando, Florida, with working knowledge of current rental rates and leasing practices relating to buildings similar to the Building. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2. If each party selects an appraiser in accordance with Section 9.3.B.1 above, the parties shall cause their respective appraisers to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate and terms for the Extension Term. The Estimate, if any, so agreed upon by such appraisers shall be final and binding on both parties as the Prevailing Market rate and terms for the Extension Term and may be entered in a court of competent jurisdiction. If the appraisers fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the appraisers to select a third appraiser meeting the above criteria (and if the appraisers fail to agree upon such third appraiser within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third appraiser). Promptly upon selection of such third appraiser, the parties shall instruct such appraiser (or, if only one of the parties has selected an appraiser within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such appraiser) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate and terms. Such determination by such appraiser (the "Final Appraiser") shall be final and binding on both parties as the Prevailing Market rate and terms for the Extension Term and may be entered in a court of competent jurisdiction. If the Final Appraiser believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Final Appraiser and of any experts retained by the Final Appraiser. Any fees of any other appraiser, counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert.

C.

If the Prevailing Market rate and terms has not been determined by the commencement date of the Extension Term, Tenant shall pay Base Rent for the Extension Term upon the terms and conditions in effect during the last month ending on or before the Expiration Date until such time as the Prevailing Market rate and terms has been determined. Upon such determination, the Base Rent for the Extension Term shall be retroactively adjusted. If such adjustment results in an under- or overpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under the Lease.

9.4.     Extension Amendment.     If Tenant is entitled to and properly exercises its Extension

Option, and if the Prevailing Market rate and terms for the Extension Term is determined in accordance with Section 9.3 above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (the "Extension Amendment") reflecting changes in the Base Rent, the Term, the expiration date, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate and terms for the Extension Term in accordance with Section 9.3 above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

9.5.

Definition of Prevailing Market. For purposes of this Extension Option, "Prevailing Market" shall mean the arms-length, fair-market, initial annual rental rate per rentable square foot and other business terms under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and other comparable buildings in the Celebration Business Center submarket. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

9.6.

Subordination. Notwithstanding anything herein to the contrary, Tenant's Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or the Project existing on the date hereof.

10.	Right of Refusal

10.1

Grant of Option: Conditions. Subject to Section 10.5 below, Tenant shall have the one time right of refusal (the "Right of Refusal") with respect to Suite 102A containing approximately 6,302 rentable square feet on the first floor of the Building (i.e. Celebration Office Center I) (the "Refusal Space"). Tenant's Right of Refusal shall be exercised as follows: when Landlord has a prospective tenant, other than the existing tenant in the Refusal Space (the "Prospect"), interested in leasing the Refusal Space (as evidenced by a signed letter of intent or an exchange of good faith proposals and a tenant request to prepare lease documents), Landlord shall advise Tenant (the "Advice") of the terms under which Landlord is prepared to lease the Refusal Space to such Prospect and Tenant may lease the Refusal Space, under such terms, by providing Landlord with written notice of exercise (the "Notice of Exercise") within 5 business days after the date of the Advice. In the event that another Tenant has superior rights to the Refusal Space in accordance with Section 10.5, Landlord shall have the right to either: (i) send Tenant an Advice only after such superior rights have lapsed or been rejected; or (ii) concurrently send an Advise to Tenant and the tenant with superior rights on the condition that Tenant's right to exercise its Right of Refusal will be conditioned and contingent upon the lapse or rejection of all superior rights to lease the Refusal Space. Notwithstanding the foregoing, Tenant shall only have a Right of Refusal if:

A.	Tenant is not in Default under the Lease beyond any applicable cure period when Tenant delivers the Notice of Exercise;

B.	No part of the Leased Premises is sublet (other than to a Tenant Affiliate in accordance with the terms of the Lease, as amended hereby) when Tenant delivers the Notice of Exercise; and

C.	The Lease, as amended, has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Notice or Exercise.

10.2.	Terms for Refusal Space.

A.	The term for the Refusal Space shall commence upon the commencement date stated in the Advice and thereupon such Refusal Space shall be considered a part of the Premises, subject to the terms and conditions of the Lease, provided, however, that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant's leasing of the Refusal Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Refusal Space. Tenant shall pay Base Rent and Tenant's Pro Rata Share of Operating Expenses for the Refusal Space in accordance with the terms and conditions of the Advice. Tenant's right, if any, to receive an abatement of rent, tenant improvement allowance and/or other concession shall be in accordance with the terms of the Advice.

B.

The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.

10.3.

Termination of Right of Refusal. The rights of Tenant hereunder with respect to the Refusal Space shall terminate on the earlier to occur of (i) the date on which there is less than one (1) year remaining in the term of the Lease and Tenant has no further options to extend the term of the Lease; (ii) Tenant's failure to exercise its Right of Refusal within the 5 business day period provided in Section 10.1 above; and (iii) the date Landlord would have provided Tenant an Advice for the Refusal Space if Tenant had not been in violation of one or more of the conditions set forth in Section 10. l above.

10.4.

Refusal Space Amendment. If Tenant is entitled to and properly exercises its Right of Refusal, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment in commercially reasonable form and substance (for purposes of this Amendment, the "Refusal Amendment") reflecting changes in the Base Rent, the term of the Lease for the Refusal Space, the expiration date of the Lease for the Refusal Space, and other reasonably appropriate terms related to the Refusal Space; and, within 15 days after receiving it, Tenant shall either execute and return the Refusal Amendment to Landlord or provide to Landlord reasonable comments thereto. Such process shall be repeated until the Refusal Amendment is acceptable to both parties, as evidenced by their mutual execution and delivery thereof. Notwithstanding the foregoing, an otherwise valid exercise of the Right of Refusal shall be fully effective whether or not the Refusal Amendment is executed.

10.5.

Subordination. Notwithstanding anything herein to the contrary, Tenant's Right of Refusal is subject and subordinate to (i) the renewal or extension rights of any tenant leasing all or any portion of the Refusal Space, and (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

10.6 Alternative Space Option. If Tenant is not entitled to lease the Refusal Space as a result of another tenant's exercise of superior rights under Section 10.5, Tenant shall have the right to provide written notice to Landlord of its desire to lease additional space in the Building (the "Alternate Space Notice"), which Alternate Space Notice shall specify the approximate additional square footage that Tenant desires to lease. Upon receipt of an Alternate Space Notice, Landlord shall advise Tenant (the "Alternate Space Advice") as to whether any such space is available in the Building that satisfies Tenant's criteria and, if space is available, the Prevailing Market terms under which it would be willing to lease such space to Tenant. If Tenant does not desire to lease such space upon the terms and conditions designated by Landlord, Tenant shall provide Landlord with written notice of rejection (the "Rejection Notice") within fifteen (15) days after the date of Landlord's Alternate Space Advice. If Tenant provides Landlord with a Rejection Notice in a timely manner, Landlord and Tenant shall work together in good faith to agree upon mutually acceptable terms and conditions. Upon agreement between Landlord and Tenant, Landlord and Tenant shall enter into an amendment to add such additional space to the Premises. If Landlord and Tenant are unable to agree upon the terms for such additional space, neither party shall have any obligation to the other hereunder. Notwithstanding anything herein to the contrary, Landlord's obligation to work with Tenant in good faith shall be subject to space being available in the building that meets Tenant's criteria. The availability of space shall be determined by Landlord in its reasonable discretion taking into consideration the rights of other tenants in the Building and Landlord's plan for the leasing and marketing of the Building.

11.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

11.1

Parking. Effective as of the Substitution Effective Date, the first sentence of Section 1.9 of the Lease, as previously amended by the First Amendment, is hereby amended by replacing the number "23" with the number "53".

11.2	Holdover. Section 16 of the Lease is hereby deleted and replaced with the following:

"HOLDOVER. If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant's tenancy shall be subject to the terms and conditions hereof provided, however, that such tenancy shall be a tenancy at sufferance only, without claim of right, for the entire Premises, and Tenant shall pay Monthly Rent (on a per- month basis without reduction for any partial month) at a rate equal to 150% of the Monthly Rent applicable during the last calendar month of the Term. Nothing in this Section 16 shall limit Landlord's rights or remedies or be deemed a consent to any holdover. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant's holdover and such holdover continues for a period of 30 days after written notice from Landlord to Tenant advising Tenant of Landlord's inability to deliver possession or perform improvements, Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord. "

11.3	Relocation. Section 22 of the Lease is hereby deleted in its entirety and rendered null and void and of no further force or effect.

11.4

Signage. Landlord, as part of the Tenant Improvement Work (and subject to the Maximum Amount), shall provide Tenant with Building standard lobby and suite signage with respect to the Substitution Space.

11.5	Right of First Offer. Section 1 of Exhibit E of the Lease is hereby deleted in its entirety and rendered null and void and of no further force or effect.

11.6	Landlord's Waiver and Consent. Concurrently with its execution of this Amendment, Landlord shall execute and deliver to Tenant the form of Landlord's Waiver and Consent attached hereto as Exhibit D.

12.	Miscellaneous.

12.1.

This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

12.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

12.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

12.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

12.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

12.6.

Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cresa Partners Orlando) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESSES:		LANDLORD:
/s/ Sarah Grella		BRE/COH FL LLC, a Delaware limited liability company
Print Name:	Sarah Grella	/s/ Mark W. Smith
		Name:	Mark W. Smith
/s/ Nina H. Siegel		Title:	Managing Director
Print Name:	Nina H. Siegel

WITNESSES:		TENANT:
/s/ Susan Smoker		KEMPHARM, INC, a Delaware corporation
Print Name:	Susan Smoker	/s/ R. LaDuane Clifton
		Name:	R. LaDuane Clifton
/s/ Katy Powell		Title:	CFO
Print Name:	Katy Powell

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE SU1TE 103/104 (10,772 RSF)

EXHIBITB

WORK LETTER

As used in this Exhibit B (this "Work Letter"), the following terms shall have the following meanings: "Agreement" means the Lease of which this Work Letter is a part. "Tenant Improvements" means all improvements to be constructed in the Substitution Space pursuant to this Work Letter. "Tenant Improvement Work" means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1.	ALLOWANCE. Intentionally Omitted.

2.	PLANS.

2.1     Approved Space Plan. Landlord and Tenant acknowledge and agree that they have approved the detailed space plan prepared by C4 Architecture (the "Architect") and attached hereto as Exhibit B-1 (the "Approved Space Plan"). Tenant shall be responsible for ensuring that all elements of the design of the Approved Space Plan are suitable for Tenant's use of the Premises, and neither the preparation of the Approved Space Plan by the Architect nor Landlord's approval of the Approved Space Plan or Approved Construction Drawings (hereinafter defined) shall relieve Tenant from such responsibility. Except as noted in the Approved Space Plan to the contrary, the Tenant Improvements shall be performed using building standard materials.

2.2     Construction Drawings. If necessary based on the scope of the work to be performed, Landlord shall cause the Architect to prepare and deliver to Tenant construction drawings that conform to the Approved Space Plan. Tenant shall approve or disapprove the construction drawings by notice to Landlord within two (2) business days after Tenant's receipt of the construction drawings. If Tenant disapproves the construction drawings, Tenant's notice of disapproval shall specify any revisions Tenant desires in the construction drawings. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the construction drawings, taking into account the reasons for Tenant's disapproval (provided, however, that Landlord shall not be required to cause the Architect to make any revision to the construction drawings that is inconsistent with the Approved Space Plan or Landlord's requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building), and resubmit the construction drawings to Tenant for its approval. Such revision and resubmission shall occur within 5 business days after Landlord's receipt of Tenant's notice of disapproval if such revision is not material, and within such longer period of time as may be reasonably necessary if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the construction drawings. The construction drawings approved by Landlord and Tenant are referred to in this Work Letter as the "Approved Construction Drawings".

2.3     Time Deadlines. Tenant shall use its best efforts to cooperate with Landlord and its architect, engineers and other consultants to complete all phases of the plans and obtain the permits for the Tenant Improvement Work as soon as possible after the execution of this Agreement, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties' progress.

3     CONSTRUCTION.

3.l Contractor. A contractor designated by Landlord (the "Contractor") shall perform the Tenant Improvement Work in accordance with the Approved Space Plan or, if applicable, the Approved Construction Drawings. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2     Cost of Tenant Improvement Work. Except as provided in Section 3.3 below, the Tenant Improvement Work shall be performed at Landlord's expense.

3.3	Maximum Amount; Revisions.

3.3.1     Landlord and Tenant acknowledge that it is not possible to determine the exact cost of the Tenant Improvement Work at this time. Accordingly, Landlord and Tenant agree that Landlord's obligation to pay for the cost of Tenant Improvement Work (inclusive of the cost of preparing plans, obtaining permits and other related costs) shall be limited to $377,020.00 (i.e. $35.00 per rentable square foot of the Premises) (the "Maximum Amount"), and that Tenant shall be responsible for the cost of Tenant Improvement Work, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount. Notwithstanding the foregoing, the calculation of the Maximum Amount shall exclude any increase in the cost of the Tenant Improvement that occurs as a direct result of: (i)

Landlord's failure to timely approve any matter requiring Landlord' s approval, (ii) any failure by Landlord to perform its obligations under this Work Letter or the Lease; or (iii) any other willful misconduct or act or omission of Landlord. If Landlord determines that the cost of the Tenant Improvement Work will, or its likely to, exceed the Maximum Amount, Landlord shall provide Tenant with Landlord's reasonable estimate (the "Construction Pricing Proposal") of the cost of the Tenant Improvement Work (inclusive of the cost of preparing plans, obtaining permits and other related costs). Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal. If Tenant disapproves the Construction Pricing Proposal, Tenant's notice of disapproval shall be accompanied by proposed revisions to the Approved Construction Drawings that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 3.3.2 below. Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant. Upon Tenant's approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and commence construction relating to such items. Tenant, within 10 days after request by Landlord, shall pay Landlord the amount, if any, by which the approved Construction Pricing Proposal exceeds the Maximum Amount.

3.3.2     If Tenant requests any revision to the Approved Space Plan or, if applicable, the Approved Construction Drawings (a "Revision"), Landlord shall provide Tenant with notice approving or reasonably disapproving such Revision, and, if Landlord approves such Revision, Landlord shall have such Revision made and delivered to Tenant, together with notice of any resulting change in the total cost associated with the Tenant Improvement Work, within five (5) business days after the later of Landlord' s receipt of such request or the mutual execution and delivery of this Agreement if such Revision is not material, and within such longer period of time as may be reasonably necessary (but not more than ten

(10) business days after the later of such receipt or such execution and delivery) if such Revision is material, whereupon Tenant, within one business day, shall notify Landlord whether it desires to proceed with such Revision. If Landlord has commenced performance of the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such Revision. Tenant shall reimburse Landlord, immediately upon demand, for any increase in the total cost associated with the Tenant Improvement Work that results from any Revision (including the cost of preparing the Revision); but only to the extent that the total cost of the Tenant Improvement Work exceeds the Maximum Amount. It shall be deemed reasonable for Landlord to disapprove any proposed revision to the Approved Space Plan or the Approved Construction Drawings that, in Landlord's reasonable judgment, would fail to comply with law or Landlord's requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building.

3.4     Contractor's Warranties . Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that Landlord shall obtain a commercially reasonable one-year warranty from Contractor with respect to the performance of the Tenant Improvement Work (the "Warranty"). If , within the period covered by the Warranty, Tenant provides notice to Landlord of any defect in the Tenant Improvements, then Landlord shall, at Landlord's expense, use reasonable efforts to enforce such Warranty directly against the Contractor for Tenant's benefit.

4	COMPLETION.

4.1     Substantial Completion. For purposes of this Agreement, and subject to Section 4.2 below, the Tenant Improvement Work shall be deemed to be "Substantially Complete" upon the completion of the Tenant Improvement Work pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant's use of the Premises ("Substantial Completion").

4.2     Tenant Delay. If the Substantial Completion of the Tenant Improvement Work is delayed (a "Tenant Delay") as a result of (a) Tenant's failure to timely approve any matter requiring Tenant's approval; (b) any breach by Tenant of this Work Letter or the Lease; (c) any request by Tenant for a revision to the Approved Construction Drawings (except to the extent such delay results from any failure of Landlord to perform its obligations under Section 3.3 above); (d) Tenant's requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvement Work as set forth in this Agreement; or (e) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant

Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

5.     MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is Substantially Completed, Landlord's obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

EXHIBIT B-1 APPROVED SPACE PLAN

EXHIBITC

NOTICE OF LEASE TERM DATES

_,20

To:

Re:     Amendment (the "Amendment"), dated ___________, 20     __, to a lease agreement dated _____________, 20_______, between_____________________________, a ________________________ ("Landlord"), and _______________________________________, a

___________________ ("Tenant"), concerning Suite _______on the     floor of the building located at      ,      California (the "Substitution Space").

Lease ID:- - - - - - - - - - - - -

Business Unit Number: - - - - - - - -

Dear - - - - - - - -

In accordance with the Amendment, Tenant accepts possession of the Substitution Space and confirms that (a) the Substitution Effective Date is     20_, and (b) the expiration date of the Lease is      . 20

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, under Section 2.1.B of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it.

"Landlord":

By:      Name:      Title:

Agreed and Accepted as of      , 20_.

"Tenant":

By:      Name:      Title:

EXHIBITB

COPY OF LEASE OF PREMISES

See attached.

EXHIBIT D

*January 17th, 2016* LANDLORD'S WAIVER AND CONSENT

THIS LANDLORD'S WAIVER AND CONSENT ("Waiver and Consent") is made and entered into as of January 19th, 2016, by and among BRE/COH FL LL(:, a Delaware limited liability company ("Landlord") and Deerfield Private Design Fund III, L.P. ("Lender").

A.     Landlord is the owner of the real property commonly known as Celebration Office Center II with an address of 1170 Celebration Boulevard, Celebration, Florida (the "Building") and legally (or otherwise) described on Exhibit A attached hereto and in the Lease (as defined below).

B.     Landlord has entered into that certain Lease dated November 3, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Lease"), with KemPharm, Inc. ("Tenant") pursuant to which Tenant has acquired a leasehold interest in a portion of the Building containing approximately 10,772 rentable square feet described as Suites No. 103 & 104 on the first (151 floor of the Building (the "Premises"). Notwithstanding the foregoing, Landlord and Lender acknowledge that: (i) as of the date hereof, the Premises under the Lease consists of approximately 4,639 rentable square feet (the "Existing Premises") described as Suites 102 B and 103 on the first floor of the building commonly known as Celebration Office Center II located at 1170 Celebration Boulevard, Celebration, Florida; and (ii) upon completion of certain improvements to the Premises, Tenant will relocate from the Existing Premises to the Premises.

C.     Tenant and certain affiliates of Tenant have previously entered into or, on or about the date hereof, are entering into certain financing transactions with Lender (the "Financing Agreements"), and to secure such financing, Tenant and its affiliates have granted to Lender security interests in and liens upon certain tangible property of Tenant and its affiliates, including, without limitation, all of Tenant's and its affiliates' inventory, goods, machinery, equipment, furniture and fixtures, together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing (collectively, the "Collateral"). For the avoidance of doubt, the parties hereto agree that the term "Collateral" shall not include any tenant improvements located on or affixed to the Premises (collectively, the "Landlord Property"), which Landlord Property is, in accordance with the Lease, the property of and owned by Landlord; provided that to the extent that Landlord conveys the Landlord Property to Tenant at the end of the lease term or at any other time, from and after the time of such conveyance, such conveyed Landlord Property shall be deemed to be "Collateral" subject to this Waiver and Consent.

NOW, THEREFORE, in consideration of any financial accommodation extended by Lender to Tenant and its affiliates at any time, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Landlord acknowledges that (a) a true and correct copy of the Lease and all amendments thereto as in effect as of the date hereof is attached hereto as Exhibit B, (b) the Lease is in full force and effect, and (c) Landlord is not aware of any existing default or breach under the Lease.

2.     Landlord agrees to use reasonable efforts to provide Lender with (a) a copy of any cancellation, amendment, consent or waiver under the Lease, and (b) written notice of any default or breach by Tenant or claimed default or breach under the Lease (a "Default Notice") at the same time as it sends such notice to Tenant; provided that Landlord shall not be liable to Lender in any form or manner as a result of Landlord's failure to provide Lender with a Default Notice. No action by Lender pursuant to this Waiver and Consent shall constitute or be deemed to be an assumption by Lender of any obligation under the Lease, and except as provided in paragraphs 6 and 7 below, Lender shall not have any obligation to Landlord.

3.     Tenant has not granted Landlord any lien or security interest in any of the Collateral. Landlord acknowledges the validity of Lenders' lien on the Collateral and, until such time as all obligations of Tenant and its affiliates to all Lenders are indefeasibly paid in full in cash and the commitments of the Lenders to extend credit have terminated, Landlord waives any interest in the Collateral and agrees not to distrain or levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason.

4.     Landlord agrees that the Collateral may be stored, utilized and/or installed at the Premises and shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property, whether or not any Collateral becomes so related to the real estate that an interest therein would otherwise arise under applicable law.

5.     Prior to termination of the Lease, Lender and its representatives and invitees may enter upon the Premises at any time or times without charge and without any interference by Landlord to, among other things, inspect, remove, realize upon or otherwise deal with any or all of the Collateral. Notwithstanding the forgoing: (i) any such entry shall be subject to Landlord's reasonably rules and regulations for the performance of work in the Building, including, without limitation, evidence of insurance from all parties entering the Building; and (ii) in no event shall the Premises be used for conducting any public or private sale.

6.     In addition to the preceding paragraph, notwithstanding any cancellation or termination of the Lease, action to evict Tenant or repossession of the Premises, Landlord grants Lender and its representatives and invitees the right to possess, occupy, remain on and use the Premises for purposes of removing the Collateral from the Premises; provided, that (a) such period of occupation (the "Disposition Period") shall not exceed the earlier to occur of: (i) 30 days from the date on which Landlord provides notice in writing to Lender that Landlord has acquired possession of the Premises from Tenant through cancellation or termination of the Lease, eviction or otherwise, or (ii) 30 days from the date that Landlord notifies Lender in writing that Landlord is required to provide possession of the Premises to, or start construction for, a third party tenant in connection with any reletting of the Premises by Landlord, provided if Landlord is required to provide possession of the Premises to, or start construction for, a third party tenant prior to the end of the Disposition Period, Landlord shall have the right to move the Collateral from the Premises to other space in the Building, in which case Lender shall have the right to remove the Collateral from such other space in accordance with the terms hereof, (b) for the actual period of occupancy by Lender, and only to the extent that Landlord is not otherwise receiving rental payments under the Lease, Lender will pay to Landlord the basic rent due under the Lease pro- rated on a per diem basis determined on a 30-day month, and (c) such amounts paid by Lender to Landlord shall exclude any rent adjustments, indemnity payments or similar amounts payable under the Lease for default, holdover status or other similar charges. During any Disposition Period, (i) the Lender shall use commercially reasonable efforts to complete the removal of the Collateral at the earliest possible date, and (ii) the Lender shall make the Premises available for inspection by Landlord and prospective tenants and shall cooperate in Landlord's reasonable efforts to re-lease the Premises.

7.     Upon Lender's removal of any Collateral from the Premises, such Collateral shall be free and clear of any and all claims of Landlord thereto, whether in law, contract or equity, and Landlord hereby disclaims and relinquishes all of the foregoing upon any such removal. Lender shall promptly reimburse Landlord for the cost of repairing any physical damage to the Premises actually caused by the removal of Collateral by or through Lender (ordinary wear and tear excluded). Lender shall not be liable for any diminution in value of the Premises caused by the absence of Collateral actually removed or by any necessity of replacing the Collateral, and Lender shall not have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Tenant.

8.     Any transfer of any capital stock or other equity securities of Tenant due to the exercise of remedies by Lender shall not create a default under, or require Landlord's consent under, any applicable provisions of the Lease, if any, and shall be fully effective notwithstanding any provision to the contrary contained in the Lease.

9.     Lender may, without any notice to or consent from Landlord and without affecting the validity of this Waiver and Consent, extend, amend or in any way modify the terms of the Financing Agreements to which they are a party. This Waiver and Consent shall continue in force until all of Tenant's obligations and liabilities to Lender under all of the Financing Agreements are paid and satisfied in full, and all obligations of Lender under all of the Financing Agreements have been terminated.

10.     All notices and other communications under this Waiver and Consent shall be in writing and shall be deemed to have been given three days after deposit in the mail, first class mail, postage prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, or when sent out by facsimile transmission addressed to the party to which such notice is directed at its address determined as provided in this paragraph 10:

If to Lender at:     c/o Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor New York, New York 10017

Attn: David Clark

If to Landlord at:          BRE/COH FL LLC c/o Equity Office

2311 Cedar Springs, Suite 300

Dallas, TX 75201 Attn: Rob Shults

11.     This Waiver and Consent may be executed in any number of several counterparts, which shall constitute an original and collectively and separately constitute a single instrument or agreement. Delivery of an executed counterpart of a signature page to this Waiver and Consent by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart thereof. This Waiver and Consent shall be governed and controlled by, and interpreted under, the laws of the State of Florida, and shall inure to the benefit of Lender and its successors and assigns and shall be binding upon Landlord and its successors and assigns (including any transferees of the Premises). Landlord agrees and consents to the filing of this document for recording in the land records of the county in which the Premises is located.

12.	The agreements contained herein may not be modified or terminated orally.

[Signature pages follow.]

IN WITNESS WHEREOF, this Landlord's Waiver and Consent is entered into as of the date first set forth above.

LANDLORD:	BRE/COH FL LLC, a Delaware limited liability company
	By:	/s/ Mark W. Smith
	Name:	Mark W. Smith
	Title:	Managing Director

LENDER:	DEERFIELD PRIVATE DESIGN FUND III, L.P.
By: Deerfield Mgmt III, L.P., General Partner
By: J.E. Flynn Capital III, LLC, General Partner
	By:	/s/ David J. Clark
	Name:	David J. Clark
	Title:	Authorized Signatory